Sarah Zaozirny
Director - Investor Relations
1600 Smith Street, HSQII
Houston, Texas 77002

June 5, 2003

Dear Investors and Analysts:

Attached are updated current expectations for several operating and financial statistics for second quarter and full year 2003 (Attachment A).

Domestic bookings for the summer look relatively good compared to last year and we expect load factors will be up year-over-year on reduced capacity. On a relative basis Latin America is performing well. Latin was less impacted by pre-war bookaways and on slightly less capacity, load factor for the summer should be up several points year-over-year. Most of the trans-atlantic capacity will be restored in June and July to year ago levels and we are encouraged by the recent strength in bookings. Pacific continues to be impacted by SARS. With the suspension of Newark - Hong Kong service through July, Pacific bookings are looking better than previous months but are still weaker than last year.

It is anticipated that we will end the second quarter 2003 with a cash balance over $1.5 billion of which approximately $125 million is restricted.

For other information regarding Continental Airlines, please visit our website at continental.com. If you have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Sarah Zaozirny

This letter contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in our 2002 10-K and our other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this letter.